Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated April 28, 2011, in this Amendment No. 1 to the Registration Statement on Form F-1 and related Prospectus of Brainsway Ltd. for the registration of its ordinary shares.

Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global	Tel-Aviv, Israel April 28, 2011

The foregoing consent is in the form that will be signed upon effectiveness of the reverse share split and the increase in authorized shares described in Note 16 to the financial statements.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global	Tel-Aviv, Israel April 28, 2011